AMENDMENT NO. 2 TO CONTRIBUTION AND MERGER AGREEMENT
     This Amendment No. 2 to Contribution and Merger Agreement (this “Amendment”) is made and entered into as of September 20, 2007, by and among (i) Catalytica Energy Systems, Inc., a Delaware corporation (“Catalytica”), (ii) Renegy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Catalytica (“Holdings”), (iii) Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), (iv) Renegy, LLC, an Arizona limited liability company (“Renegy”), (v) Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), (vi) Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy and Renegy Trucking, the “Companies”), (vii) Robert M. Worsley (“R. Worsley”), (viii) Christi M. Worsley (“C. Worsley”) and (ix) the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with R. Worsley and C. Worsley, “Worsley”). All capitalized terms not otherwise defined herein shall have the meanings set forth in that certain Contribution and Merger Agreement (the “Agreement”) dated as of May 8, 2007, as amended, by and among Catalytica, Holdings, Merger Sub, the Companies and Worsley.
     WHEREAS, Section 11.12 of the Agreement provides that no supplement, modification or waiver of the Agreement shall be binding unless executed in writing by the Party to be bound thereby.
     WHEREAS, the Parties desire to amend certain provisions of the Agreement and to be bound by this Amendment.
     NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1. The Amended and Restated Certificate of Incorporation of Holdings to be effective as of the Closing, the form of which is attached as Exhibit E to the Agreement, is hereby amended and restated in its entirety as set forth in Exhibit A hereto, and all references in the Agreement to the Certificate of Incorporation of Holdings effective as of the Closing shall refer to the Amended and Restated Certificate of Incorporation of Holdings as amended by this Amendment.
2. Section 6.13(e) is hereby amended and restated to read in its entirety as follows:
“Notwithstanding anything in this Agreement to the contrary, on or prior to the date that is ninety (90) days after the Closing (the “Outer Date”), if Catalytica or Holdings receives a bona fide written SCR-Tech Acquisition Proposal which the Board of Directors of Catalytica prior to the Closing and the Special Committee of Holdings after the Closing determines in good faith (after consultation with its independent financial advisor, if any, and outside counsel) is an SCR-Tech Superior Proposal, Catalytica, or Holdings, as the case may be, may enter into a definitive agreement with respect to such SCR-Tech Superior Proposal, and may sell the interests or assets of SCR-Tech (as hereinafter defined) in accordance with such definitive agreement, on or before the Outer Date. For the avoidance of doubt, any such transaction must be consummated on or prior to the Outer Date. To the extent that the net proceeds of such sale, after deducting all legal, accounting and investment banking fees and other direct costs incurred by Catalytica or Holdings in connection therewith, exceed $7,500,000, then in such event, the number of Contribution Shares shall be reduced such that the percentage of Contribution Shares relative to all shares of Holdings Common Stock to be outstanding immediately following the Closing is reduced at the rate of 0.8% per million of excess net proceeds (with any amounts less than one million to be reduced on a pro rata basis). In the event of a transaction that occurs after the Closing for which an adjustment is to be made pursuant to this Section 6.13(e), Worsley shall deliver to Holdings such number of shares as is determined in accordance with this Section 6.13(e). For purposes of this Section 6.13(e), any net proceeds resulting from a sale of the interests or assets of SCR-Tech shall be reduced in an amount, if any, by which the SCR-Tech Net Working Capital exceeds $0. For purposes of this Agreement, “SCR-Tech Net Working Capital” shall mean the excess, if any, of the current assets of SCR-Tech over the current liabilities of SCR-Tech, as determined in accordance with GAAP.”
3.	Section 6.13(h)(iv) is hereby amended and restated to read in its entirety as follows:

““SCR-Tech Superior Proposal” means a bona fide SCR-Tech Acquisition Proposal made in writing with net proceeds that exceed $7,500,000. If the consideration in such SCR-Tech Acquisition Proposal is a publicly-traded security, the value of the consideration shall be based on the average closing price of such security for the ten trading days prior to the execution of the agreement for such SCR-Tech Acquisition Proposal. If the consideration consists of securities that are not publicly traded or other assets, such amount shall be determined in good faith by the Board of Directors of Catalytica, or Holdings after the Closing.”
4.	Section 6.20(d) is hereby amended and restated to read in its entirety as follows:

“(d) to constitute, effective as of the Closing, the Board of Directors of Holdings such that:
     (i) the number of directors shall be fixed at seven (7) and the board shall be divided into three (3) classes;
     (ii) Class I directors shall have a term expiring one (1) year after Closing consisting of two directors who shall initially be Richard A. Abdoo and one vacancy to be filled by the Special Committee;
     (iii) Class II directors shall have a term expiring two (2) years after Closing consisting of R. Worsley and another director designated by R. Worsley, who shall be reasonably acceptable to Catalytica; and
     (iv) Class III directors shall have a term expiring three (3) years after Closing consisting of three directors who shall initially be William B. Ellis, Ricardo B. Levy and Susan F. Tierney.”

5. Section 8.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b) by either Catalytica or Worsley and the Companies if the Closing shall not have occurred by October 15, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;”

6.	A subsection (c) is hereby added to Section 9.2 of the Agreement to read as follows:
“(c) After the initial term of the Class III directors, Worsley agrees to vote or have voted all shares of Holdings Common Stock beneficially owned by Worsley and any Worsley Affiliates to maintain at least three (3) Independent Directors on the Board of Directors of Holdings. For the purposes of this Agreement, “Independent Director” shall mean a person who: (i) satisfies all of the requirements of Rule 4200(a)(15) of the Nasdaq Marketplace Rules or any successor rule of Nasdaq or any rule of any other stock exchange applicable to Holdings defining the requirements for qualification as an “independent director”; and (ii) is not an Affiliate of Worsley.”
7. Section 9.10 of the Agreement is hereby amended and restated in its entirety to read as follows.
“9.10 Special Committee.
(a) The Certificate of Incorporation of Holdings immediately following the Effective Time shall provide that the Board of Directors of Holdings shall at all times maintain in effect a committee of not less than three (3) Independent Directors (the “Special Committee”), which shall, acting separately from any other member of the Board of Directors, have the exclusive authority pursuant to Section 141(a) of the Corporation Law and be empowered to, on behalf of Holdings, approve or disapprove any arrangement, contract, transaction, proposal or other matter involving Holdings in which any director, officer or holder of 10% or more of the outstanding Common Stock of Holdings has a direct or indirect financial interest. Any such arrangement, contract, proposal or other matter entered into without the approval of the Special Committee shall be void. The Class III Directors, voting separately as a class of directors, shall constitute the initial Special Committee. After the initial term of the Class III directors, the members of the Special Committee shall be appointed by a majority of Independent Directors then serving on the Board of Directors from among such Independent Directors. In addition to its general power and authority as set forth above, the Special Committee shall, and shall have the exclusive authority pursuant to Section 141(a) of the Corporation law to, take all actions and make all determinations which this Agreement provides shall be taken or made by the Special Committee, and to enforce the obligations of Worsley under this Agreement on behalf of Holdings, in each case subject to and in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, the

Special Committee, acting separately from any other members of the Board of Directors, shall have the exclusive authority and be empowered to, on behalf of Holdings:
(i) enforce the obligations of Worsley under this Agreement, including, without limitation, Worsley’s obligations under this Article IX, Worsley’s indemnification obligations under Article X and Article XI, the Registration Rights Agreement and Worsley’s obligations under the Overrun Guarantee;
(ii) and on behalf of Catalytica, making the determination pursuant to Section 11.3(d) whether to satisfy, in full or in part, any indemnification obligation through the payment of cash or issuance of stock, conducting the defense of any claim in respect of indemnification under this Agreement, and negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to any such claim, and take all other actions that are necessary or appropriate in the judgment of the Special Committee for the accomplishment of the foregoing;
(iii) administer, interpret and enforce the Registration Rights Agreement;
(iv) administer, interpret and enforce the Warrants, including assessing and making the determination of whether any Operating Milestone (as defined in the Warrants) has been achieved;
(v) administer, interpret and enforce Worsley’s Employment Agreement;
(vi) conduct such investigations as it deems necessary or appropriate to discharge its duties under the Certificate of Incorporation of Holdings;
(vii) retain separate legal counsel and any other experts and advisors as it deems necessary or advisable for the purpose of discharging its duties;
(viii) on or prior to the Outer Date, make determinations regarding an SCR-Tech Superior Proposal and negotiate terms and agreements related to any potential sale of the interests or assets of SCR-Tech pursuant to an SCR-Tech Superior Proposal;
(ix) make determinations as to whether to commence, settle and/or terminate litigation or any other proceeding or action in furtherance of the foregoing; and
(x) prior to the end of the initial term of the Class III directors, fill vacancies in the Class I or Class III directors of Holdings.
(b) The Parties agree that irreparable damage would occur in the event that any of the obligations of Worsley under this Article IX were not performed by Worsley in accordance with their specific terms or were otherwise breached. It is accordingly agreed that at all times, the Special Committee, on behalf of Holdings, shall be entitled to an injunction or injunctions to prevent breaches by Worsley of this Article IX and to enforce specifically the obligations of Worsley under of this Article IX, this being in addition to any other remedy to which they are entitled at law or in equity.”
8. Except as specified in this Amendment, all terms and conditions of the Agreement shall continue in full force and effect, and any references therein to the Agreement shall refer to the Agreement as amended by this Amendment.
9. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

CATALYTICA ENERGY SYSTEMS, INC.
By:	/s/ Robert W. Zack
	Name:	Robert W. Zack
	Title:	CEO/CFO

RENEGY HOLDINGS, INC.
By:	/s/ Robert W. Zack
	Name:	Robert W. Zack
	Title:	CEO/CFO

SNOWFLAKE ACQUISITION CORPORATION
By:	/s/ Robert W. Zack
	Name:	Robert W. Zack
	Title:	CEO/CFO

RENEGY, LLC
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Manager

RENEGY TRUCKING, LLC
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Manager

[Signature Page to Amendment No. 2 to Contribution and Merger Agreement]

SNOWFLAKE WHITE MOUNTAIN POWER, LLC
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Manager

ROBERT M. WORSLEY
/s/ Robert M. Worsley

CHRISTI M. WORSLEY
/s/ Christi M. Worsley

ROBERT M. WORSLEY AND CHRISTI M. WORSLEY REVOCABLE TRUST
By:	/s/ Robert M. Worsley
	Name:	Robert M. Worsley
	Title:	Trustee

By:	/s/ Christi M. Worsley
	Name:	Christi M. Worsley
	Title:	Trustee

[Signature Page to Amendment No. 2 to Contribution and Merger Agreement]

EXHIBIT A
CERTIFICATE OF INCORPORATION OF HOLDINGS

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
RENEGY HOLDINGS, INC.
     Renegy Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
     A. The name of the Corporation is Renegy Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 1, 2007.
     B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.
     C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.
     IN WITNESS WHEREOF, Renegy Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by [insert name of officer], a duly authorized officer of the Corporation, on [insert date].

[insert name],
[insert title]

EXHIBIT A
ARTICLE I
     The name of the corporation is Renegy Holdings, Inc. (the “Corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at the foregoing address is The Corporation Trust Company.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”), as the same exists or as may hereafter be amended from time to time.
ARTICLE IV
1. Total Capital Authorized.1
     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Forty-Four Million Five Hundred Thousand (44,500,000) shares, comprised of Forty-Three Million (43,000,000) shares of Common Stock with a par value of $0.001 per share (the “Common Stock”) and One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock with a par value of $0.001 per share (the “Preferred Stock”).
2. Preferred Stock.
     The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as may be expressly provided in this Amended and Restated Certificate of Incorporation, including any certificate of designations for a series of Preferred Stock, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.
     The Board of Directors of the Corporation is expressly authorized, subject to the limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, to

[1]	Share numbers are subject to adjustment pursuant to the Contribution and Merger Agreement.

provide for the issuance of all or any shares of Preferred Stock, in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of designations setting forth a copy of said resolution or resolutions shall be filed in accordance with the DGCL. The authority of the Board of Directors with respect to each series of Preferred Stock shall include without limitation of the foregoing the right to specify the number of shares of that series and to authorize an increase or decrease in such number of shares and the right to provide that the shares of each series may be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (e) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (f) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors of the Corporation may deem advisable and as are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of such holder is required pursuant to the terms of any Preferred Stock designation.
3. Required Approval.
     Prior to the End Date (as defined in Article VII below), any action taken by the Board of Directors to authorize the issuance of any Common Stock or Preferred Stock shall, in addition to any vote or approval of the directors otherwise required, require the affirmative vote of at least one of the Class II directors; provided, however, that this Section 3 shall not apply to any action taken by the Board of Directors (or a committee thereof or an officer of the Corporation pursuant to Section 157(c) of the DGCL) to authorize the issuance of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, option plans, purchase plans, restricted stock purchase agreements or any other employee stock incentive programs or arrangements approved by the Board of Directors or upon exercise of options, warrants or other rights granted to such parties pursuant to any such grant, plan, agreement, program or arrangement.
ARTICLE V
     All preferences, voting powers, relative, participating, optional or other special rights and privileges, and restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of Preferred Stock. The preferences, voting powers, relative, participating, optional or other special rights and privileges, and restrictions granted to or imposed upon the shares of Common Stock or the holders thereof are as follows:
1. General Rights, Preferences, Privileges and Restrictions.
     Except as otherwise set forth in this Amended and Restated Certificate of Incorporation, the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Common Stock shall be identical in all respects.
2. Dividends.
     Subject to any other provisions of this Amended and Restated Certificate of Incorporation and the preferential rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor.
3. Voting Rights.
     (a) At every meeting of the stockholders of the Corporation every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in the stockholder’s name on the transfer books of the Corporation.
     (b) The provisions of this Amended and Restated Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of the votes entitled to be cast by the holders of the Common Stock, provided that (i) prior to the End Date (as defined in Article VII below), Article VI and Article VII, Sections 1 through 4, and (ii) prior to and after the End Date, Article VII, Section 5 and this Article V, Section 3(b) shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, by merger, consolidation or otherwise, without the approval of a majority of the votes entitled to be cast by the holders of the Common Stock, including a majority of the votes entitled to be cast by the holders of the Common Stock other than Worsley (as defined in Article VII of this Amended and Restated Certificate of Incorporation) or Worsley’s Affiliates. For purposes of this Amended and Restated Certificate of Incorporation, an “Affiliate” as to any person shall mean: (i) any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such person, (ii) a spouse, descendent, or any other person related by blood, adoption or marriage to such person or such person’s spouse, (iii) any trust, family partnership or limited liability company whose beneficiaries consist of such person and/or any of the persons described in the foregoing clause (ii), (iv) the estate or heirs of such person, or (v) any corporation, partnership, limited liability corporation or other entity in which such person or any of the persons specified in the foregoing clause (ii) are the beneficial owners collectively of 5% or more of any class of equity securities or 5% or more of the equity interests of such corporation, partnership, limited liability corporation or other entity.
     (c) Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Amended and Restated

Certificate of Incorporation of the Corporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock) if the holders of the affected series are entitled, either separately or together as a class with the holders of one or more other series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation of the Corporation (including any certificate of designations relating to any series of Preferred Stock).
     (d) Holders of stock of any class or series of the Corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.
4. Dissolution, Liquidation or Winding Up.
     In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after distribution in full of the preferential amounts, if any, to be distributed to the holders of Preferred Stock, if any, the assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock based on the number of shares of Common Stock held by them.
ARTICLE VI
     Special meetings of stockholders of the Corporation, for any purpose or purposes, unless otherwise prescribed by statute or by this Amended and Restated Certificate of Incorporation, shall only be called by the Secretary of the Corporation, at the request in writing of (i) at least seventy-five percent (75%) of the members of the Board of Directors, (ii) the holders of at least twenty-five percent (25%) of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, solely for the purposes of either (A) filling a vacancy in Class II of the Board of Directors and/or (B) removing one or more directors for cause, or (iii) after the End Date (as defined in Article VII below) only, the holders of at least twenty-five (25%) of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors. Any request for a special meeting of stockholders shall state the purpose or purposes of the proposed special meeting of stockholders.
     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with this Amended and Restated Certificate of Corporation or the bylaws.
ARTICLE VII
1. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the bylaws of the Corporation shall so provide.

2.
     (a) Prior to the expiration of the initial term of the Class III directors, (the “End Date”), the number of directors which shall constitute the whole Board of Directors of the Corporation shall be seven (7).
     (b) On and following the End Date, the number of directors which shall constitute the whole Board of Directors of the Corporation shall be such number as may be fixed and changed from time to time only by a resolution of the Board of Directors.
3. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Prior to the End Date, Class I shall consist of two (2) directors; Class II shall consist of two (2) directors; and Class III shall consist of three (3) directors. At the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
4. Any vacancies in Class I during the initial term of the initial Class I directors or, prior to the End Date, in Class III of the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the Special Committee. Prior to the End Date, any vacancies in Class II of the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the holders of Common Stock in accordance with Section 3(a) of Article V. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s success shall have been elected and qualified. No decrease in the number of authorized directors constituting the whole Board of Directors shall shorten the term of any incumbent director.
5.
     (a) The Board of Directors shall at all times maintain in effect a committee of not less than three (3) Independent Directors (as defined below) (the “Special Committee”), which shall, acting separately from any other member of the Board of Directors, have the exclusive authority pursuant to Section 141(a) of the DCGL and be empowered to, on behalf of the Corporation, approve or disapprove any arrangement, contract, transaction, proposal or other matter involving the Corporation in which any director, officer or holder of 10% or more of the outstanding Common Stock of the Corporation has a direct or indirect financial interest. Any such arrangement, contract, proposal or other matter entered into without the approval of the Special Committee shall be void. The Class III directors, voting separately as a class of directors, shall constitute the initial Special Committee and the “Special Committee” required by that certain Contribution and Merger Agreement dated as of May 8, 2007, by and among the Corporation, Catalytica Energy Systems, Inc., Snowflake Acquisition Corporation, Renegy, LLC, Renegy Trucking, LLC, Snowflake White Mountain Power, LLC, Robert M. Worsley (“R. Worsley”), Christi M. Worsley (“C. Worsley”) and the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with R. Worsley and C. Worsley, “Worsley”), as may be amended from time to time (the “Merger Agreement”). After the End Date, the members of the Special Committee shall be appointed by a majority of Independent Directors then serving on the Board of Directors from among such Independent Directors. In addition to its general power and authority as set forth above, the Special Committee shall, and shall have the exclusive authority pursuant to Section 141(a) of the DGCL to, take all actions and make all determinations which the Merger Agreement provides shall be taken or made by the Special Committee, and to enforce the obligations of Worsley under the Merger Agreement on behalf of the Corporation, in each case subject to and in accordance with the provisions of the Merger Agreement. Without limiting the generality of the foregoing, the Special Committee, acting separately from any other members of the Board of Directors shall have the exclusive authority and be empowered to, on behalf of the Corporation:
          (i) enforce the obligations of Worsley under the Merger Agreement, including, without limitation, Worsley’s obligations under Article IX of the Merger Agreement, Worsley’s indemnification obligations under Article X and Article XI of the Merger Agreement, the Registration Rights Agreement and Worsley’s obligations under the Overrun Guarantee (as defined in the Merger Agreement);
          (ii) and on behalf of Catalytica, making the determination pursuant to Section 11.3(d) of the Merger Agreement whether to satisfy, in full or in part, any indemnification obligation through the payment of cash or issuance of stock, conducting the defense of any claim in respect of indemnification under this Agreement, and negotiating, entering into settlements and compromises of, and complying with orders of courts and awards of arbitrators with respect to any such claim, and taking all other actions that are necessary or appropriate in the judgment of the Special Committee for the accomplishment of the foregoing;
          (iii) administer, interpret and enforce the Registration Rights Agreement (as defined in the Merger Agreement);
          (iv) administer, interpret and enforce the Warrants (as defined in the Merger Agreement), including assessing and making the determination of whether any Operating Milestone (as defined in the Warrants) has been achieved;
          (v) administer, interpret and enforce Worsley’s Employment Agreement (as defined in the Merger Agreement);
          (vi) conduct such investigations as it deems necessary or appropriate to discharge its duties under this Amended and Restated Certificate of Incorporation;

          (vii) retain separate legal counsel and any other experts and advisors as it deems necessary or advisable for the purpose of discharging its duties;
          (viii) on or prior to the Outer Date, make determinations regarding an SCR-Tech Superior Proposal and negotiate terms and agreements related to any potential sale of the interests or assets of SCR-Tech pursuant to an SCR-Tech Superior Proposal (as such terms are defined in the Merger Agreement);
          (ix) make determinations as to whether to commence, settle and/or terminate litigation or any other proceeding or action in furtherance of the foregoing; and
          (x) prior to the End Date, fill vacancies in the Class I or Class III directors as provided in Article VII, Section 4.
     (b) The authority of the Class III directors acting as the Special Committee shall automatically terminate on the End Date.
     For purposes of this Article VII, Section 5, the term “Independent Director” shall mean a person who: (i) satisfies all of the requirements of Rule 4200(a)(15) of the Nasdaq Marketplace Rules or any successor rule of Nasdaq or any rule of any other stock exchange applicable to the Corporation defining the requirements for qualification as an “independent director”; and (ii) is not an Affiliate of Worsley.
6.
          (a) Subject to Section 5 and Section 6(b) of this Article VII, the Board of Directors of the Corporation is expressly authorized to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member of any committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent provided in the resolution of the Board of Directors, or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no committee shall have the power or authority in reference to approving or adopting, or recommending to the stockholders any action or matter (other than the election of directors) expressly required by the DGCL to be submitted to stockholders for approval or adopting, amending or repealing the bylaws.
          (b) Until the expiration of the initial term of the Class I directors, committees of the Board of Directors (other than the Special Committee) shall consist of at least one (1) Class II director, and at least two directors that are Class I and Class III directors; provided that the total numbers of Class I and Class III directors shall exceed the number of Class II directors by at least one.
          (c) For the period commencing on the expiration of the initial term of the Class I directors and ending on the End Date, committees of the Board of Directors (other than the Special Committee) shall consist of at least one (1) Class II director, and at least two (2) directors that are Class III directors (or, if any Class I director(s) is reelected at the first annual meeting following the Closing, such Class I director(s)); provided that the total numbers of Class III directors (and applicable reelected Class I directors) shall exceed the number of Class II directors by at least one.
ARTICLE VIII
     In accordance with Section 203(b)(3) of the DGCL, the Corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE IX
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:
1. Board Authority.
     The Board of Directors of the Corporation is expressly authorized:
     (a) To make, alter or repeal the bylaws of the Corporation; provided that until the End Date, any such action by the Board of Directors with respect to the bylaws of the Corporation shall require the affirmative vote of at least one of the Class II directors; and provided further that, until the End Date, Section 1 and Section 3 of Article I, and Article IX of the Corporation’s bylaws may only be altered, amended or repealed with the approval of the Special Committee.
     (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
     (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any reserve in the manner in which it was created.
     (d) When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon terms and conditions and for consideration which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and in the best interests of the Corporation.
2. Corporate Records.

     The books of the Corporation may be kept at any place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.
ARTICLE X
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of the repeal or modification.
ARTICLE XI
     Subject to Article V, Article VI and Article VII, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.